UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of The Securities Act of 1934
Date of Report (Date of earliest event reported):  October 1, 2014
LSI INDUSTRIES INC.
(Exact name of Registrant as specified in its Charter)
Ohio	0-13375	31-0888951
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

10000 Alliance Road, Cincinnati, Ohio	45242
(Address of Principal Executive Offices)	(Zip Code)

Registrant's telephone number, including area code	793-3200

(Former name or former address, if changed since last report.)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
_____	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
_____	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
_____	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
_____	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 – Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
Effective October 1, 2014 LSI Industries Inc. ("LSI")  entered into Amendments to the Amended Agreements dated January 25, 2005 with each of Robert J. Ready and James P. Sferra with respect to each executive officer's employment with LSI.  Also effective October 1, 2014 LSI entered into an Employment Agreement with Dennis W. Wells with respect to his employment with LSI as its new Chief Operating Officer.
Amendments to Ready Agreement
The Amendment to Amended Agreement between LSI and Robert J. Ready effective October 1, 2014 (the "Ready Amendment") provides:
-     Mr. Ready resigned as Chief Executive Officer of LSI and its subsidiaries and LSI's Board of Directors (the "Board") appointed him as LSI's Executive Chairman;
-    For the next three years, Mr. Ready shall remain an employee of LSI and receive the same benefits furnished to senior executive officers of LSI.  As compensation for his continued employment, Ready shall continue to be paid his current annual rate for the first six months of the first year and thereafter shall be paid at an annual rate of 60% of the average of his last five full fiscal years' compensation for the second six months of the first year, and at annual rates of 50% and 40%, respectively, of the average of his last five full fiscal years' compensation for the second and third years;
-    Upon acceptance of the Board of the "plan of action" to be submitted to the Board prior to April 1, 2015 by LSI's new Chief Operating Officer, Mr. Ready will resign as Executive Chairman; and
-   Mr. Ready shall continue as Chairman of the Board until further action by the Board.
Amendments to Sferra Agreement
The Amendment to Amended Agreement between LSI and James P. Sferra effective October 1, 2014 (the "Sferra Amendment") provides:
-    Mr. Sferra's transition from full time employment shall commence when he is notified that LSI has hired a Chief Technology Officer or other senior executive who will provide LSI the management services that Mr. Sferra currently provides;
-    For the next three years thereafter, Mr. Sferra shall remain an employee of LSI and receive the same benefits furnished to senior executive officers of LSI.  As compensation for his continued employment, Mr. Sferra shall continue to be paid his current annual rate for the first six months of the first year and thereafter shall be paid at an annual rate of 60% of the average of his last five full fiscal years' compensation for the second six months of the first year, and at annual rates of 50% and 40%, respectively, of the average of his last five full fiscal years' compensation for the second and third years.
Wells Employment Agreement
The Employment Agreement between LSI and Dennis W. Wells effective October 1, 2014 (the "Wells Agreement") provides:
-    Mr. Wells shall serve as LSI's Chief Operating Officer and within six months shall present to the Board a "plan of action," which shall include a revision of the fiscal 2015 budget for LSI;
-    Upon the Board's acceptance of such "plan of action" the Board shall elect Mr. Wells as LSI's Chief Executive Officer;
-   Mr. Wells shall receive an annual base salary of $350,000 while serving as LSI's Chief Operating Officer which shall increase to $500,000 when he is promoted to Chief Executive Officer. Mr. Wells shall also have the opportunity to receive an annual bonus of up to 50% to 100% of his base salary as determined by the Board;
-   Subject to the approval of the Compensation Committee of the Board, LSI shall grant Mr. Wells non-qualified options to purchase 200,000 shares of the LSI's common stock under LSI's Amended and Restated 2012 Stock Incentive Plan (the "Plan");
-   LSI shall reimburse Mr. Wells for certain out-of-pocket expenses, including relocation expenses, and shall cause Mr. Wells to be covered under LSI's director's and officer's liability insurance policy;
-   There is no required minimum period of employment and either LSI or Mr. Wells may terminate his employment at any time for any reason or no reason. If Mr. Wells voluntarily terminates the Wells Agreement, he must give LSI at least 60 days' prior written notice; and
-   If LSI voluntarily terminates the Wells Agreement, LSI is not obligated to give Mr. Wells any prior written notice. In the event that LSI terminates the employment of Mr. Wells Without Cause or if he terminates his employment for Good Reason, each as defined in the Wells Agreement, Mr. Wells is entitled to a severance payment equal to thirty-six months of his then current base salary. If such termination occurs during a change of control period, Mr. Wells is entitled to a severance payment equal to up to twenty-four months of his then current base salary plus the average of the bonus amounts paid to Mr. Wells for each of the two fully-completed fiscal years prior to the change of control.
Mr. Wells, age 53, most recently served as the Chief Operating Officer of Glantz Dynamic Solutions, a privately-owned supplier of digital signage supplies and a division of N. Glantz & Son LLC, since 2013. Prior to that, Mr. Wells served as President and General Manager of France, a Scott Fetzer Co., a privately-owned manufacturer and supplier of various signage solutions, from 2009 to 2010 and then as Chief Operating Officer of Fulham, Inc., a privately-owned global manufacturer and supplier of lighting solutions, from 2010 to 2013. Mr. Wells received his BBA in Accounting from Eastern Kentucky University.
The summary of the Ready Amendment, Sferra Amendment and Wells Agreement described above does not purport to be complete and is qualified in its entirety by reference to the Ready Amendment, Sferra Amendment and Wells Agreement, the respective copies of which are attached hereto as Exhibits 10.1, 10.2 and 10.3 and are incorporated herein by reference. Please see these exhibits for further information.

Item 9.01  Financial Statements and Exhibits.
     (d)  Exhibits
10.1	Amendment to Amended Agreement between Robert J. Ready and LSI
10.2	Amendment to Amended Agreement between James P. Sferra and LSI
10.3	Employment Agreement between Dennis W. Wells and LSI
99.1	Press Release dated October 1, 2014

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.
LSI INDUSTRIES INC.

BY:/s/ Ronald S. Stowell
Ronald S. Stowell
Vice President, Chief Financial
Officer and Treasurer
(Principal Financial and Accounting Officer)

October 1, 2014